Exhibit 99.2

Vaxart Names Biotech Veteran Ray Stapleton Chief Technology Officer

Dr. Stapleton has more than 20 years of industry experience leading technical, quality and manufacturing operations at commercial and clinical stage biopharmaceutical companies

SOUTH SAN FRANCISCO, Calif., Aug. 31, 2022 (GLOBE NEWSWIRE) -- Vaxart, Inc. (NASDAQ: VXRT) announced today that it has named Ray Stapleton, Ph.D., as its Chief Technology Officer (CTO), effective immediately. Dr. Stapleton joins Vaxart from Genocea, where he served as CTO and Executive Vice President, working to develop next generation personalized immunotherapies in the forms of vaccines and cell therapies.

“Manufacturing is an important part of vaccine development, and we are excited to have a CTO with Ray’s depth and breadth of professional experience join our executive team,” said Andrei Floroiu, Vaxart’s Chief Executive Officer. “We believe Ray will help us deliver on our vision of developing next generation oral pill vaccines that hold the promise of transforming how we’re fighting infectious diseases globally.”

“Vaxart’s pill vaccines have the potential to revolutionize how the world gets vaccinated and I’m excited to be a part of the team working to advance Vaxart’s manufacturing and key pipeline programs,” Dr. Stapleton said. “I’ve spent my career working on cutting edge science and nothing is more rewarding than the opportunity to improve human health on a large scale.”

Dr. Stapleton joined Genocea in January 2021, bringing more than 20 years of industry experience to the company, having led technical, quality and manufacturing operations at commercial and clinical stage biopharmaceutical companies.

Before that, he served as President and Chief Operating Officer of American Type Culture Collection (ATCC), as well as a member of the Board of Directors of both ATCC and ATCC Global. Prior to ATCC, Dr. Stapleton worked in senior manufacturing and technical operations roles at Iovance Biotherapeutics, Inc. and Synthetic Biologics, Inc. after spending 15 years in positions of increasing responsibility in Merck and Company’s manufacturing organization.

At Merck, Dr. Stapleton led a complex science, technology, and engineering organization at a manufacturing site responsible for supporting Merck’s $5 billion annual revenue vaccine business.

Dr. Stapleton earned a bachelor’s degree in Biology from Mary Washington College in Fredericksburg, Virginia and received his PhD in Microbial Ecology from the University of Tennessee, Knoxville. He has served as peer reviewer for a half dozen scientific journals, co-authored 17 peer-reviewed manuscripts, and holds multiple patents.

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to relating to Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes.

Please also refer to the risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Investor Relations:
Mark Herr	Andrew Blazier
Vaxart, Inc.	FINN Partners
mherr@vaxart.com	IR@vaxart.com
(203) 517-8957	(646) 871-8486